EXHIBIT 99.1

VASCO Provides Full-Year 2005 Guidance; Reaffirms Full-Year 2004 Guidance

Full-year 2005 revenue expected to increase 35-45% over 2004. Full-year 2005 gross profit and operating income, as a percentage of revenue, expected to range from 60-65% and 15-20%, respectively.

OAKBROOK TERRACE, Illinois and BRUSSELS, Belgium - December 16, 2004 - VASCO Data Security International, Inc. (Nasdaq: VDSI: www.vasco.com), a global provider of enterprise-wide security products that support e-business and e-commerce, today provided guidance for its full-year 2005 results. In addition, VASCO reaffirmed its guidance for the full year 2004. VASCO's Senior Management will discuss the guidance today at 10:00 am EST/16:00 pm CET.

VASCO expects its full-year 2005 revenue to grow 35% to 45% over full-year 2004 revenue. VASCO believes that its growth rate in 2005 will accelerate over its growth rate in 2004 as a result of an increase in the size of the authentication market, an increase in the size and strength of its distribution channel, an increase in its customer base and an increase in its penetration of the retail or consumer banking market, which will be reflected in a higher average order size and a lower average selling price.

Consistent with the increase in average order size, VASCO expects its gross profit as a percentage of revenue to be in the range of 60% to 65% and its operating income as a percentage of revenue to be in the range of 15% to 20%. Operating income as a percentage of revenue also reflects VASCO's plan to continue to increase its investment in sales and marketing in order to expand the market's awareness of both the benefits from stronger authentication and VASCO's capabilities to provide state-of-the-art strong authentication.

VASCO reaffirms its full-year 2004 guidance, which includes revenue growth of 23% to 27% over full-year 2003, gross profit as a percentage of revenue of 65% to 69% and operating income as a percentage of revenue of 17% to 20%.

Within the context of the full-year 2004 guidance, VASCO expects that full-year 2004 earnings per fully-diluted common share will range from $0.09 to $0.10 per share.

VASCO believes that, as expected, the fourth quarter of 2004 results will reflect an increase in the revenue growth rate over 2003 with lower gross profit and operating margins than in prior quarters of 2004. VASCO expects that the fourth quarter results will include significant shipments related to larger orders and reflect higher operating expenses primarily related to its increased investment in sales and marketing and the continued strengthening of the Euro. VASCO expects that fourth quarter 2004 earnings per fully-diluted common share will range from $0.01 to $0.02 per share.

"We believe that VASCO's growth rate will accelerate in 2005 reflecting the markets' increasing awareness of the need for strong authentication and the increasing recognition of the strength of VASCO's product offering," said Ken Hunt, VASCO's Chairman and CEO. "Over the last two years, VASCO has successfully executed its turnaround plan and demonstrated its ability to achieve double-digit growth. From that success, we were able to increase our investment in sales and marketing in the second half of 2004 and increase the markets' awareness of our capabilities, especially related to large-scale deployment of authentication tokens to the retail or consumer level. We look forward to continuing our investment, increasing the markets' awareness of our capabilities, and establishing a strong growth rate for the foreseeable future."

Today, at 10:00 am EST/16.00 CET VASCO will hold a conference call, which will be streamed on the VASCO website (www.vasco.com). Dial-in telephone numbers for the conference call:
Dial-in US: 888-424-5801
Dial-in International: +1 973-409-9258

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ABOUT VASCO: VASCO designs, develops, markets and supports patented "Identity
Authentication" products for e-business and e-commerce. VASCO's Identity Authentication software is delivered via its Digipass hardware and software security products. For user access control, VASCO's VACMAN products guarantee that only designated Digipass users get access to the application. With over 12,5 million Digipass products sold and ordered, VASCO has established itself as a world-leader for strong Identity Authentication with over 300 international financial institutions and approximately 1,400 blue-chip corporations and governments located in more than 80 countries.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

For more information contact:
Jochem Binst, +32 2 456 9810, jbinst@vasco.com
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